Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NOV Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	457(c) and (h)	13,000,000	$18.01	$234,065,000	$0.0000927	$21,697.83

Total Offering Amounts							$21,697.83

Total Fee Offsets							$0

Net Fee Due							$21,697.83

(1)

The shares of common stock being registered hereby consist of an additional 13,000,000 shares that may be issued under the NOV Inc. Long-Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, using the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 20, 2022.